As filed with the Securities and Exchange Commission on December 8, 2010

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
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FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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PASSIONATE PET, INC.
(Exact Name of Small Business Issuer in its Charter)

Nevada	5999	27-4135824
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

PASSIONATE PET, INC.
18871 Teller Ave.
Irvine, CA 92012
Tel.: 1-949-851-0777
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Paracorp, Incorporated
318 North Carson Street, Suite 208
Carson City, Nevada 89032
Tel.: 1-775-883-0104
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Law Office of Gilbert Carreon
17332 Irvine Blvd suite 285
Tustin, California 92780
Telephone 714-547-5131
Facsimile 949-713-3401
E- Mail gilbert17332@att.net

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, $0.001 par value per share	8,000,000	$0.001	$8,000	$0.45	*
Total Registration fee			$8,000	$0.45	*

(1)  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended. Includes stock to be sold by the selling stockholder.

(2)  The shares of common stock being registered hereunder are being registered for resale by a certain selling stockholder named in the prospectus for a maximum aggregate of $8,000.*

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT ALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated December 8, 2010

PASSIONATE PET, INC.

8,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of an aggregate of 8,000,000 shares of common stock, par value $0.001, by John Dunn, the selling security holder under this prospectus. These securities will be offered for sale by the selling security holder identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution."

We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling security holder, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities."

Our common stock is presently not traded on any market or securities exchange. Common stock being registered in this registration statement may be sold by selling security holder at a fixed price of $0.001 per share or in transactions that are not in the public market at a fixed price of $0.001 per share. The offering will not be extended beyond the offering period of 29 days from the date of effectiveness.

The selling security holder John Dunn is the ”underwriter” within the meaning of the Securities Act of 1933, as amended with respect to all shares being offered hereby.

The selling security holder has set an offering period of 29 days from the date of effectiveness and a fixed price of $0.001 per share.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The company has no equity compensation plans and individual compensation arrangement and does not intend to enter into any equity compensation plans and individual compensation arrangement in the future.

Passionate Pet, Inc. is presently operating one training store which runs the company’s operations and also provides retail premium pet food, supplies and service to the general public. Our store offers a combination of premium pet supplies, boarding, day camp, training, grooming, and spa services to our customers.  The company offers customers a full range of assorted pet related products at competitive prices.

Passionate Pet, Inc. has a limited history of operations. We presently do not have the funding to execute our business plan.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors” beginning on page 9 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The Date of This Prospectus is:    December 8, 2010

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, the Company, or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
THE OFFERING	6
RISK FACTORS	9
(A) RISKS RELATED TO OUR BUSINESS AND THIS OFFERING	9
(B) RISKS RELATED TO THE INDUSTRY	10
(C) RISKS RELATED TO THE OWNERSHIP OF OUR SECURITIES AND RISKS RELATED TO THIS OFFERING	13
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS TO ISSUER	14
DILUTION	15
SELLING SECURITY HOLDER	15
PLAN OF DISTRIBUTION	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
RESULTS OF OPERATIONS	19
LIQUIDITY AND CAPITAL RESOURCES	21
PLAN OF OPERATION	22
DESCRIPTION OF BUSINESS	25
MANAGEMENT	27
MANAGEMENT BIOGRAPHIES	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
REMUNERATION OF DIRECTORS AND OFFICER	29
EXECUTIVE COMPENSATION	29
SUMMARY COMPENSATION TABLE	29
COMPENSATION OF DIRECTORS	29
STOCK INCENTIVE PLAN	29
EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS	29
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	30
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	30
DESCRIPTION OF SECURITIES	31
LEGAL MATTERS	32
EXPERTS	32
INTEREST OF NAMED EXPERTS AND COUNSEL	32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	32
AVAILABLE INFORMATION	32
REPORTS TO SECURITY HOLDER	32
EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES
FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “PASSIONATE PET” “Company,” “we,” “us” and “our” refer to Passionate Pet, Inc.

Overview

We were incorporated in the State of Nevada on September 30, 2010 under the name of Passionate Pet, Inc.

Passionate Pet, Inc. is presently operating one training store which runs the company’s operations and also provides retail premium pet food, supplies and service to the general public. Our store offers a combination of premium pet supplies, boarding, day camp, training, grooming, and spa services to our customers.  The company offers customers a full range of assorted pet related products at competitive prices. Passionate Pet, Inc. has a limited history of operations.

We are organized into a holding company (Passionate Pet, Inc., a Nevada corporation) which handles all aspects of being a publicly traded company. Passionate Pet, Inc., a Nevada corporation, is a 100% owner of Passionate Pet, Inc., a California corporation (PPIC) that operates our retail store which offers a combination of premium pet foods, supplies and services the business is located in Irvine, California. The company also runs its day to day operations and training of employees out of this location. In this document and in all financial reports Passionate Pet, Inc., a Nevada corporation, and Passionate Pet, Inc., a California corporation (PPIC), are combined as one organization. Passionate Pet does not have any off balance sheet arrangements with any companies or individuals.

We acquired 100% of the stock of Passionate Pet, Inc. a California corporation (PPIC) from John Dunn on September 30, 2010 for 210,000 shares of common stock in our Company. The consolidated financial statements herein contain the operations of the wholly owned CA subsidiary. All significant inter-company transactions have been eliminated in the preparation of these financial statements.

Where You Can Find Us
Our principal executive office is located at Passionate Pet, Inc. 18871 Teller Ave. Irvine, CA 92012
Tel.: 1-949-851-0777. Our web site is located at www.PassionatePet.com

GENERAL INTRODUCTION

Passionate Pet, Inc. owns and operates one pet retail store which offers a combination of premium pet food and supplies. Our retail store carries products that include pet grooming, pet day care, pet food, toys, novelty items, and books. The company offers customers a full range of assorted pet related products at competitive prices. Since its inception, on April 23, 2009 Passionate Pet has incurred losses to September 30, 2010.

We expect to continue to incur losses for at least the next 12 months. We do not expect to generate revenue that is sufficient to cover our expenses, and we do not have sufficient cash and cash equivalents to execute our plan of operations for at least the next twelve months. We will need to obtain additional financing to conduct our day-to-day operations, and to fully execute our business plan. We plan to raise the capital necessary to fund our business through the sale of equity securities. (See "Plan of Operation")

BUSINESS DEVELOPMENT

Passionate Pet, Inc., a Nevada corporation was incorporated on September 30, 2010. The company has had limited operations from incorporation (September 30, 2010) to September 30, 2010. On September 30, 2010 Passionate Pet, Inc., a Nevada corporation purchased 100% of the outstanding shares of Passionate Pet, Inc., a California corporation (PPIC) from John Dunn, CEO of both entities. Passionate Pet, Inc., a California Corporation (PPIC) became a wholly owned subsidiary of Passionate Pet, Inc., a Nevada corporation. Passionate Pet, Inc., a California corporation (PPIC) was incorporated in California on April 23, 2009.

Passionate Pet, Inc. (PPIC) is presently operating one training store which runs the company’s operations and also provides retail premium pet food, supplies and service to the general public. Our store offers a combination of premium pet supplies, boarding, day camp, training, grooming, and spa services to our customers. The company offers customers a full range of assorted pet related products at competitive prices. The store is located in Irvine California. The company is in the planning stage in regards to the opening of one additional store.

The competition for customers in the pet retail industry may affect our ability to develop profitable operations in the future. Companies that are engaged in the pet retail business, include large, established companies with substantial capabilities and long earnings records.

We have a short operating history and expect to incur losses for the foreseeable future. Should we continue to incur losses for a significant amount of time, the value of your investment in the common shares could be affected downward, and you could even lose your entire investment.

We have received of the following revenues from our operations, as we have engaged in the operation of one training store that also offers premium pet foods, supplies and services. Our net sales consisted of the following for the year ended September 30, 2010 and the period from April 23, 2009 (inception) to September 30, 2009:

Period Ended	Sales of	Merchandise	Wholesale
September 30,	Services	Sales	Sales	Total Sales

2010	$263,877	$291,127	$325,985	$853,989
2009	$-	$-	$-	$-

The company will need to raise capital which concerned the independent auditors because there is insufficient cash for operations for the next twelve months. We will have to seek other sources of capital.

We established the minimum amount of $1,350,000 that the company will need to raise through debt instruments such as bank loans or private financing so that operations could generate additional revenue and begin to build out one additional store. Presently no other sources have been identified and it is unknown if any other sources will be identified. There is no assurance that the company will be able to obtain any bank loans or private financing.

Over the next twelve months, Passionate Pet, Inc. plans to build out and establish its reputation and network of clients and advisors in the pet food, supplies and pet service industry. The company aims to form long term working relationships with vendors and customers.

Mr. John Dunn is the Chief Executive Officer, President, (Principal Executive Officer) and Director. Currently the company has approximately 20 employees; however as it grows, it plans to employ additional employees as needed.

PRINCIPAL OPERATIONS, PRODUCTS AND SERVICES OF THE COMPANY

Passionate Pet, Inc. also referred to as Passionate Pet, Inc. ( a Nevada corporation), the holding company, was incorporated in the State of Nevada on September 30, 2010 and Passionate Pet, Inc. (a California corporation) the wholly owned subsidiary was incorporated in California on April 23, 2009. Passionate Pet, Inc. is presently running one training store that also offers premium pet food, supplies and services to the general public. The store is located in Irvine California. The company plans to build out additional pet retail stores when funds are available.

Passionate Pet, Inc. presently does not have the funding to execute its full business plan of building out and running additional pet retail stores which would offer premium pet food, supplies and services to the general public.

Achievement of our business objective is basically dependent upon the judgment, skill and knowledge of our management, Mr. Dunn, currently our sole executive officer and director. There can be no assurance that a suitable replacement could be found for our officer upon his retirement, resignation, inability to act on our behalf, or death.

RISK FACTORS

The Company's financial condition, business, operation and prospects involve a high degree of risk. You are urged to carefully read and consider the risks and uncertainties described below as well as the other information in this report before deciding to invest in our Company. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means that our stockholders could lose all or a part of their investment. For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled "Risk Factors” beginning on page 9 of this prospectus.

THE OFFERING

Common stock offered by selling security holder	8,000,000 shares of common stock. This number represents approximately 45% of our current outstanding common stock.

Selling Shareholder	John Dunn

Offering price	$0.001

Minimum number of shares to be sold in this offering	None

Minimum number of shares to be offered per investor	100

Common stock outstanding before the offering	18,000,000 common shares as of December 7, 2010.

Common stock outstanding after the offering	18,000,000 shares.

Terms of the Offering		The selling security holder will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) within 29 days of the registration statement being declared effective   (iii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds		We are not selling any shares of the common stock covered by this prospectus.

Risk Factors		The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

	(1)	Based on 18,000,000 shares of common stock outstanding as of December 7, 2010.

This prospectus relates to the sale of up to 8,000,000 shares of our common stock by the selling shareholder identified in the section of this prospectus entitled "Selling Security Holder." These 8,000,000 common shares are being offered hereby by John Dunn, the selling security holder, under this prospectus.

The number of common shares offered by this prospectus represents up to approximately 45% of the total common stock outstanding after the offering.

The selling security holder John Dunn is deemed to be an "underwriter” within the meaning of the Securities Act of 1933, as amended with respect to all shares being offered hereby.

The selling security holder has set an offering period of 29 days from the date of effectiveness and a fixed price of $0.001 per share.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The company has no equity compensation plans and individual compensation arrangements and does not intend to enter into any equity compensation plans and individual compensation arrangements in the future.

Passionate Pet, Inc. has a limited history of operations. We presently do not have the funding to execute our business plan.

Information regarding the selling security holder, the common shares being offered to sell under this prospectus, and the times and manner in which they may offer and sell those shares, is provided in the sections of this prospectus entitled "Selling Security Holder" and "Plan of Distribution." Passionate Pet, Inc. will not receive any of the proceeds from these sales. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling Security Holder.

THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY

SUMMARY OF FINANCIAL INFORMATION

The following table provides summary financial statement data for the year ended September 30, 2010 and the period from Inception (April 23, 2009) through September 30, 2009, which has been derived from our audited financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus, and the statements and related notes included in this prospectus.

		Period from April 23, 2009
	Year Ended	(inception) to
	September 30, 2010	September 30, 2009
Balance Sheets:
Total Assets	$707,922	$641,700
Total Liabilities	1,385,951	561,627
Stockholder’s Equity (Deficit)	$(678,029)	$80,073

Income Statements:
Revenue	$853,989	$-
Cost of Sales	(1,388,108)	-
Gross Profit (Loss)	(534,119)	-
Total Expenses	(241,773)	129,927
Net Loss	$(775,892)	$(129,927)

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.

Risks Related to Our Business

A) RISKS RELATED TO OUR BUSINESS AND THIS OFFERING

THE COMPANY HAS A LIMITED OPERATING HISTORY UPON WHICH TO BASE AN EVALUATION OF ITS BUSINESS AND PROSPECTS. WE MAY NOT BE SUCCESSFUL IN OUR EFFORTS TO GROW OUR BUSINESS AND TO EARN INCREASED REVENUES. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART YOUR ENTIRE INVESTMENT.

We have a limited history of operations and we may not be successful in our efforts to grow our business and to earn revenues. Our business and prospectus must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of operations, particularly startups providing services in the well-serviced pet food and supplies industry. As a result, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause net losses in a given period to be greater than expected. An investment in our securities represents significant risk and you may lose all or part your entire investment.

WE HAVE A HISTORY OF LOSSES. FUTURE LOSSES AND NEGATIVE CASH FLOW MAY LIMIT OR DELAY OUR ABILITY TO BECOME PROFITABLE. IT IS POSSIBLE THAT WE MAY NEVER ACHIEVE PROFITABILITY. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART YOUR ENTIRE INVESTMENT.

We have yet to establish profitable operations or a history of profitable operations. We anticipate that we will continue to incur substantial losses for an indefinite period of time due to the significant costs associated with the development of our business.

Since incorporation, we have expended financial resources on the development of our business. As a result, losses have been incurred since incorporation. Management expects to experience operating losses and negative cash flow for the foreseeable future. Management anticipates that losses will continue to increase from current levels because the Company expects to incur additional costs and expenses related to: marketing and promotional activities; the possible addition of new personnel; and the development of relationships with strategic business partners.

The Company’s ability to become profitable depends on its ability to generate and sustain sales while maintaining reasonable expense levels. If the Company does achieve profitability, it cannot be certain that it would be able to sustain or increase profitability on a quarterly or annual basis in the future. An investment in our securities represents significant risk and you may lose all or part of your entire investment.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL.

We will need to obtain additional financing in order to complete our business plan because we currently have net losses. We do not have any arrangements for financing and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us. If we do not obtain additional financing our business will fail.

OUR OPERATING RESULTS WILL BE VOLATILE AND DIFFICULT TO PREDICT. IF THE COMPANY FAILS TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

Management expects both quarterly and annual operating results to fluctuate significantly in the future. Because our operating results will be volatile and difficult to predict, in some future quarter our operating results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock may decline significantly.

A number of factors will cause gross margins to fluctuate in future periods. Factors that may harm our business or cause our operating results to fluctuate include the following: the inability to obtain new customers at reasonable cost; the ability of competitors to offer new or enhanced services or products; price competition; the failure to develop marketing relationships with key business partners; increases in our marketing and advertising costs; increased labor costs that can affect demand for our internet product; the amount and timing of operating costs and capital expenditures relating to expansion of operations; a change to or changes to government regulations; a general economic slowdown. Any change in one or more of these factors could reduce our ability to earn and grow revenue in future periods.

WE HAVE RECEIVED AN OPINION OF GOING CONCERN FROM OUR AUDITORS. IF WE DO NOT RECEIVE ADDITIONAL FUNDING, WE WOULD HAVE TO CURTAIL OR CEASE OPERATIONS. AN INVESTMENT IN OUR SECURITIES REPRESENTS SIGNIFICANT RISK AND YOU MAY LOSE ALL OR PART YOUR ENTIRE INVESTMENT.

Our independent auditors noted in their report accompanying our financial statements for the periods ended September 30, 2010 and 2009, that we have not earned a profit. For the years ended September 30, 2010 and 2009, we had a net loss of $775,892 and $129,927, respectively, and they further stated that the uncertainty related to these conditions raised substantial doubt about our ability to continue as a going concern. At September 30, 2010, our cash on hand was $22,105. We do not currently have sufficient capital resources to fund operations. To stay in business, we will need to raise additional capital through public or private sales of our securities, debt financing or short-term bank loans, or a combination of the foregoing.

We will need additional capital to fully implement our business, operating and development plans. However, additional funding from an alternate source or sources may not be available to us on favorable terms, if at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing security holder. If we raise money through debt financing or bank loans, we may be required to secure the financing with some or all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. If we fail to raise sufficient funds, we would have to curtail or cease operations.

OUR CURRENT BUSINESS OPERATIONS RELY HEAVILY UPON OUR KEY EMPLOYEE AND FOUNDER, MR. JOHN DUNN.

We have been heavily dependent upon the expertise and management of Mr. John Dunn, our Chief Executive Officer and President, and our future performance will depend upon his continued services. The loss of the services of Mr. Dunn’s services could seriously interrupt our business operations, and could have a very negative impact on our ability to fulfill our business plan and to carry out our existing operations. The Company currently does not maintain key man life insurance on this individual. There can be no assurance that a suitable replacement could be found for him upon retirement, resignation, inability to act on our behalf, or death.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMENT OF QUALIFIED EMPLOYEES.

In the event of our future growth in administration, marketing, and customer support functions, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officer and employee. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

(B) RISKS RELATED TO THE INDUSTRY

THE PET FOOD AND SUPPLIES INDUSTRY IS COST COMPETITIVE AND IS CHARACTERIZED BY LOW FIXED COSTS. A REDUCTION IN COST FOR THE INDUSTRY COULD AFFECT THE DEMAND FOR OUR PRODUCTS AND SERVICES.

Pet food, supply and service companies are highly competitive and are characterized by a large number of competitors ranging from small to large companies with substantial resources. Many of our potential competitors have substantially larger customer bases, greater name recognition, greater reputation, and significantly greater financial and marketing resources than we do. In the future, aggressive marketing tactics implemented by our competitors could impact our limited financial resources and adversely affect our ability to compete in these markets.

Price competition exists in the premium pet food, supplies and services industry. There are many Pet food and supplies companies that could discount their products which could result in lower revenues for the entire industry. A shortfall from expected revenue levels would have a significant impact on our potential to generate revenue and possibly cause our business to fail.

IF WE ARE UNABLE TO PROFITABLY OPEN AND OPERATE ONE ADDITIONAL NEW STORE AND MAINTAIN THE PROFITABILITY OF OUR EXISTING STORE, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE HARMED.

One of our strategies is to open one new store by focusing on both existing markets and by targeting new geographic markets. We have only opened one other store which is the company’s executive offices and training center. The store also sells premium pet food, supplies and provides pet related services. The store is located in Irvine California. We plan to increase our net store count by one additional store in the next 12 months and the company plans to target one new geographic market per year thereafter.

There can be no assurance that we will be able to open stores at this rate. The rate of our expansion will depend on several factors, including general economic and business conditions affecting consumer confidence and spending, the availability of desirable locations, the negotiation of acceptable lease terms, the availability of qualified personnel and our ability to manage the operational aspects of our growth. The rate of our expansion will also depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. There can be no assurance that we will be able to obtain equity or debt capital on acceptable terms or at all. If we are not successful in obtaining sufficient capital, we may be unable to open additional stores as planned, which may adversely affect our results of operations.

There also can be no assurance that our existing store located in Irvine California will maintain its current levels of sales or that new stores will generate sales levels necessary to achieve store-level profitability, much less profitability comparable to that of existing store. These factors, together with increased pre-opening expenses at our new stores, may reduce our average store contribution and operating margins. If we are unable to profitably open and operate new stores and maintain the profitability of our existing store, our business, financial condition and results of operations may harmed.

WE MAY BE UNABLE TO SUCCESSFULLY EXECUTE OUR EXPANSION STRATEGY OR MANAGE AND SUSTAIN OUR GROWTH AND, AS A RESULT, OUR BUSINESS MAY BE HARMED.

Our ability to open new stores depends on a number of factors, including:

●	adequate capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;
●	our ability to locate and obtain favorable store sites and negotiate acceptable lease terms;
●	our ability to obtain and distribute adequate product supplies to our stores, including by expanding our distribution facilities;
●	our ability to hire, train and retain skilled managers and personnel; and
●	our ability to continue to upgrade our information and other operating systems to control the anticipated growth and expanded operations.

We currently expect to finance our store expansion plans from cash flow from operations, lease financing and debt financing. To the extent that we are unable to obtain adequate financing for new store growth on acceptable terms, our ability to open new stores will be negatively impacted. As a result, there can be no assurances that we will be able to achieve our current plans for the opening of new stores. In addition, our failure to expand our distribution facilities or other internal systems or procedures in accordance with our growth plans, or difficulties we may incur in operating our distribution facilities, could adversely affect our ability to deliver merchandise to our stores in a timely fashion. As a result, our ability to support our planned new store growth may be harmed.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO FACTORS WHICH ARE NOT WITHIN OUR CONTROL.

Our operating results are expected to fluctuate in the future based on a number of factors, many of which are not in our control. Our operating expenses primarily include marketing and general administrative expenses for our one open store in Irvine California that are relatively fixed in the short-term. If our revenues are lower than we expect because demand for our service diminishes, or if we experience an increase in defaults among approved advertising applicants or for any other reasons we may not be able to quickly return to acceptable revenue levels.

Because of the unique nature of our business and the fact that there are no comparable past business models to rely on, future factors that may adversely affect our business are difficult to forecast. Any shortfall in our revenues would have a direct impact on our business. In addition, fluctuations in our quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

WE HAVE A SHORT OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY A START UP COMPANY.

We have a short operating history from April 23, 2009 to September 30, 2010 for investors to evaluate the potential of our business development. We are continuing to build our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

●	Increase awareness of our brand name;
●	Develop an effective business plan;

●	Meet customer standards;
●	Implement advertising and marketing plan;
●	Attain customer loyalty;
●	Maintain current strategic relationships and develop new strategic relationships;
●	Respond effectively to competitive pressures;
●	Continue to develop and upgrade our service; and
●	Attract, retain and motivate qualified personnel.

Our future will depend on our ability to raise additional capital and bring our product and service to the marketplace, which requires careful planning to provide a product and service that meets customer standards without incurring unnecessary cost and expense.

WE MAY NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of resources to increase the advertising, marketing and future expansion of our business. In addition, expenditures will be required to enable us in 2011 to conduct planned business research, development of new affiliate and associate offices, and marketing of our existing and future products and services and to open one additional store. Currently, our established bank-financing arrangement is at its maximum capacity. Therefore, it is possible that we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

WE MAY NOT BE ABLE TO BUILD OUR BRAND AWARENESS.

Development and awareness of our brand, Passionate Pet, will depend largely upon our success in creating a customer base and potential referral sources. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to gradually increase our marketing and advertising budgets. If we are unable to economically promote or maintain our brand, then our business, results of operations and financial condition could be severely harmed. The company presently has a deficit of $665,941 in working capital.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company, which will negatively affect our business operations.

THE LIMITED PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team has limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had sole responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

A PROLONGED ECONOMIC DOWNTURN COULD RESULT IN REDUCED SALES AND LOWER REVENUES AND PROFITABILITY.

Purchases of pet-related supplies may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect companies in pet-related industries more significantly than companies in industries that rely less on discretionary consumer spending. In addition, due to our substantial amount of debt and relatively limited amount of cash and cash equivalents, we are more susceptible to some of these adverse economic effects than are some of our competitors which have greater financial and other resources than we have.

TERRORISM AND THE UNCERTAINTY OF WAR MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other acts of violence or war may affect the operations of the United States securities markets, the markets in which we operate and our operations and profitability. Further terrorist attacks against the United States or U.S. businesses may occur. The potential near-term and long-term effect these attacks may have for our customers, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment in the notes.

(C) RISKS RELATED TO THE OWNERSHIP OF OUR SECURITIES AND RISKS RELATED TO THIS OFFERING. WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR CONTROLLING SECURITY HOLDER MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

Mr. John Dunn beneficially owns approximately 100% of our capital stock with voting rights. In this case, Mr. Dunn will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and he will have significant control over our management and policies. The directors elected by our controlling security holder will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest. For example, our controlling security holder will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

THE OFFERING PRICE OF THE COMMON STOCK WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.001 per share for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value; assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized, but previously unissued, equity securities, resulting in the dilution of the ownership interests of our present stockholder. We are currently authorized to issue an aggregate of 100,000,000 shares of capital stock consisting of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes.

OUR COMMON STOCK IS CONSIDERED PENNY STOCKS, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties' individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling security holder. All proceeds from the sale of the shares offered hereby will be for the account of the selling security holder, as described below in the sections entitled "Selling Security Holder" and "Plan of Distribution."

We are registering 8,000,000 shares for gross proceeds of $8,000 from the sale of the selling security holder’s common stock under the investment agreement. All of the proceeds from the sale of the shares of common stock offered herein will be received by the selling security holder.

With the exception of any brokerage fees and commission which are the obligation of the selling security holder, we are responsible for the fees, costs and expenses of this offering which are estimated to be $168,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses of which the company had prepaid $35,000 as of September 30, 2010.

DILUTION

The common stock to be sold by the selling security holder is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing security holder. Upon the successful completion of this offering, the number of shares will total 18,000,000 common shares outstanding.

SELLING SECURITY HOLDER

On September 30, 2010, the Company issued 18,000,000 founder’s shares at the par value of $0.001 in exchange for 100% of the stock of Passionate Pet, Inc. a California corporation (PPIC). The common shares being offered for resale by the selling security holder consist of the 8,000,000 shares of our common stock held by one shareholder (founder).

The following table sets forth the name of the selling security holder, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 30, 2010 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

	Name	Shares Beneficially Owned prior to Offering	Shares to be Offered	Shares Beneficially Owned after Offering if all 8,000,000 sold	Percent Beneficially Owned after Offering if all 8,000,000 sold
1	John Dunn, CEO	18,000,000	8,000,000	10,000,000	55%

The selling shareholder John Dunn is not broker-dealer or an affiliate of a broker- dealer.

(1)
John Dunn is the founder and officer and director of Passionate Pet, Inc. a Nevada corporation (PPIN). He presently owns 18,000,000 shares of the company stock, which he obtained on September 30, 2010. Mr. Dunn is the sole shareholder of the company.

PLAN OF DISTRIBUTION

We are registering 8,000,000 shares of our common stock for resale by the selling security holder identified in the section above entitled “Selling Security Holder." We will receive none of the proceeds from the sale of these shares by the selling security holder.

The selling security holder may sell some of all of their common stock in one or more transactions, including block transactions:

*	On such public markets or exchanges as the common stock may from time to time be trading;
*	In privately negotiated transactions;
*	Through the writing of options on the common stock;
*	Settlement of short sales; or,
*	In any combination of these methods of distribution.

The selling security holder has set an offering price for these securities of $0.001 per share, with a minimum number of shares to be offered per investor of 100 shares and an offering period of twenty nine days from the date of this prospectus.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144. In the event of the transfer by the selling security holder of shares to any pledgee, donee, or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective registration statement in order to name the pledgee, donee, or other transferee in place of the selling security holder who have transferred his shares.

The selling security holder may also sell shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating as agent in such transactions may receive a commission from the selling security holder or, if they act as agent for the purchaser of such common stock, a commission from the purchaser. The selling security holder will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price of $0.001 per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling security holder, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling security holder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices of $0.001, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. We can provide no assurance that all or any of the common stock offered will be sold by the selling security holder.

If, after the date of this prospectus, the selling security holder enters into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file a post-effective amendment to the registration statement of which this prospectus is a part. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

The selling security holder listed in this prospectus is the underwriter within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part and any broker-dealers or agents that are involved in selling the shares may be deemed to be an "underwriter" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits, which our selling security holder may receive, would be deemed to be underwriting compensation under the Securities Act. Because the selling security holder is the underwriter under Section 2(11) of the Securities Act, the selling security holder will be subject to the prospectus delivery requirements of the Securities Act.

We are bearing all costs relating to the registration of the common stock, which are estimated at $168,000 inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses of which the company has prepaid $35,000 as of September 30, 2010. The selling security holder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which Passionate Pet, Inc. has complied.

In addition and without limiting the foregoing, the company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of the existing security holder may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We will at some point in the near future need to raise additional capital through private placement offerings. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

The selling security holder and any broker-dealers or agents must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling security holder is engaged in a distribution of the common stock, and therefore be considered to be an underwriter, he must comply with applicable law and may, among other things may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, he must comply with applicable law and may, among other things:

*	Not engage in any stabilization activities in connection with our common stock;
*	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and,
*	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our securities are not listed on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, the Company intends to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

GENERAL OVERVIEW

We are organized into a holding company (Passionate Pet, Inc.) (PPIN), which conducts all of the business needs of a publicly traded company. Passionate Pet, Inc. (PPIN), is a 100% owner of Passionate Pet, Inc. (PPIC), a California corporation that operates a retailer of premium pet food, supplies and services store in Irvine, California. In this document and in all financial reports Passionate Pet, Inc. (PPIN) and Passionate Pet, Inc. (PPIC) are combined as one organization. Passionate Pet, Inc. (PPIN) and Passionate Pet, Inc. (PPIC) does not have any off balance sheet arrangements with any companies or individuals.

Passionate Pet was formed in the state of Nevada on September 30, 2010 as a holding company to purchase 100% of the shares of Passionate Pet, Inc., a California corporation, (PPIC) which was incorporated on April 23, 2009 and who is a retailer of premium pet food, supplies and services. The Company expects to generate its corporate revenue from the sale of such products and services. The Company has adopted a fiscal year end of September 30th.

Passionate Pet, Inc. is presently operating one training store which also sells premium pet food, supplies and provides pet related services to the public. The training store is located in Irvine California and provides premium pet food, supplies and services. The company plans on opening an additional store in 2011. Passionate Pet is an operating company with a limited history of operations.

Management feels the Company’s continuation as a going concern depends upon its ability to obtain additional sources of capital and financing. Specifically, management intends to raise additional permanent capital through debt instruments such as bank loans, or private financing. The goal of this effort is to provide working capital for the next year. Our twelve month operating plan is dependent on raising additional permanent capital through debt instruments such as bank loans, or private financing in the amount of $1,380,000. Presently we do not have any existing sources or plans for financing.

If the $1,380,000 is raised the twelve month operating plan shall be as follows. The company would first apply $180,000 to its existing training store and then apply $1,200,000 to opening an additional store. (Furthermore, in raising the $1,380,000 capital, the Company would not begin opening a new store until $1,200,000 is raised.)

●
The implementation of our direct sales model at the Irvine location through Mr. Dunn will cost at least $40,000. We need to establish and print additional marketing material. We have allocated $40,000 towards additional marketing materials which include filers, broachers, direct marketing DVD’s and mailing costs. The company intends to allocate these funds as soon as they are available.

●
The development of strategic relationship advertising in the pet industry will cost the company at least $30,000. We need to educate pet owners about our products and work to obtain sales. We shall do this through direct sales and direct mail. The company intends to allocate $15,000 as soon as funds are available to the company and $15,000 six months later as the funds become available.

●
Software and hardware updates to maintain service will cost the company at least $10,000. As a retailer of premium pet food and supplies, the company’s computer systems will need to be continually improved and upgrades made to our systems. User features and website content updates are vital to continued visitations by online users. This cost signifies the system modifications. The company intends to allocate these funds within four month of the funds becoming available.

●
Program administration and working capital expenses until such time as there are sufficient sales to cash-flow operations will cost the company at least $100,000. This is the necessary working capital to fund operations until such time as revenues exceed expenses. This will cover audit fees and legal fees associated with the offering and all other management expenses such as those from industry consultants and advisors. The company intends to pay its legal and accounting and all other management fees as they become due.

●	Opening of one additional store. Our ability to open new stores depends on a number of factors, which will cost the company $1,200,000 which includes the following:

$225,000     capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;
$200,000     locate and obtain favorable store sites and negotiate acceptable lease terms;
$365,000     obtain and distribute adequate product supplies to our stores;
$100,000     hire, train and retain skilled managers and personnel;
$200,000     inventory;
$110,000    post store opening costs necessary to continue to generate revenues sufficient to sustain operating costs, including, costs to upgrade our information and other operating systems and advertising necessary to support the anticipated growth of an additional retail store. The company bases these amounts on the costs of opening its Irvine store in October of 2009.

RESULTS OF OPERATIONS

For the year ended September 30, 2010 and the period from April 23, 2009 (inception) to September 30, 2009

The following tables and narrative discussion set forth key components of our results of operations for the period indicated, in dollars, and key components of our revenue for the period indicated, in dollars.

		For the period from
	For the	April 23, 2009
	year ended	(Inception) through	Increase /
	September 30, 2010	September 30, 2009	(Decrease)
Revenue:
Sales of services, net of discounts of $11,869	$236,877	$-	$236,877
Merchandise sales, net of discounts of $19,080	291,127	-	291,127
Wholesale sales	325,985	-	325,985
Total sales	853,989	-	853,989
Cost of merchandise sales and occupancy costs	1,188,197	-	1,188,197
Cost of services sales	199,911	-	199,911
Gross (loss)	(534,119)	-	(534,119)

Expenses:
Advertising	70,119	-	70,119
General and administrative	72,538	99,915	(27,377)
Professional fees	10,326	20,587	(10,261)
Salaries and wages	37,500	8,194	29,306
Total operating expenses	190,483	128,696	61,787

Net operating (loss)	(724,602)	(128,696)	595,906

Total other income (expense)	(51,290)	(1,231)	50,059

Net (loss)	$(775,892)	$(129,927)	$645,965

Revenues:

No revenues were generated during the period from April 23, 2009 (inception) to September 30, 2009 as we were focused on developing our retail facility, building our inventory, hiring staff and creating our point of sale infrastructure, in preparation for our store opening in October of 2009. We anticipate greater revenues in the future as our customer base grows through continued advertising and awareness of our presence in the community.

Cost of merchandise sales and occupancy costs:

Cost of merchandise sales and occupancy costs was not recognized during the period from April 23, 2009 (inception) to September 30, 2009 as we had no sales. We were focused on developing our retail facility, building our inventory, hiring staff and creating our point of sale infrastructure, in preparation for our grand opening in October of 2009. Our gross (loss) of $(534,119), or (63%). for the year ended September 30, 2010 consisted of a gross profit of approximately 10% on bulk sales and (67%) on merchandise sales. Our costs of merchandise sold was approximately $435,625, and occupancy costs consisted of depreciation and amortization of $58,514, insurance and property taxes of $12,713, utility costs of $59,431, rent expense of $447,381 and payroll related costs of $174,533 for the year ended September 30, 2010.

Advertising:

No advertising was incurred prior to the store opening in October of 2009. Advertising expense for the year ended September 30, 2010 was approximately 8% of revenues. We expect this ratio to decrease in the future as our advertising becomes more effective and we retain our existing customers and are able to reduce our advertising expenses.

General and administrative:

General and administrative expenses were $72,538 for the year ended September 30, 2010 compared to $99,915 for the period ended September 30, 2009, a decrease of $27,377 or approximately (27%). The decrease in general and administrative expense for the year ended September 30, 2010 compared to 2009 was primarily due to rent expense incurred prior to the opening of our retail store in October of 2009. We expensed $56,282 of rents as included in general and administrative expenses for the period ended September 30, 2009. Rent expense in the comparative period ended September 30, 2010 was included in cost of merchandise sales and occupancy costs as a component of our gross loss. For the year ended September 30, 2010, we also recognized additional costs of running our retail location that hadn’t been open in the previous period, which were comprised of approximately $27,000 in supplies for the retail store and establishment of our office facility, selling costs of $12,300, and miscellaneous costs of $10,395, including travel.

Professional fees:

Professional fees were $10,326 for the year ended September 30, 2010 compared to $20,587 for the period ended September 30, 2009, a decrease of $10,261 or 50%, due to a reduced reliance on attorneys that were needed in negotiating and preparing the building lease in 2009.

Salaries and wages:

Salaries and wages expense was $37,500 for the year ended September 30, 2010 compared to $8,194 for the period ended September 30, 2009, an Increase of $29,306 or 358%. Salaries and wages expenses increased for the year ended September 30, 2010 compared to 2009 due to the limited staffing on hand at the end of 2009. The majority of our employees were hired commensurate with our grand opening in October of 2009, and our office staff was hired in July of 2009.

Net operating loss:

Net operating loss for the year ended September 30, 2010 was $724,602 or $(3.45) per share compared to a net operating loss of $128,696 for the period ended September 30, 2009, or $(0.61) per share, an increase of $595,906 or 463%. Net operating loss increased due to our lack of operations in the period ended September 30, 2009.

Total other expenses:

Total other income (expense) was $(51,290) for the year ended September 30, 2010 compared to $(1,231) for the period ended September 30, 2009 an increase of $50,059 or 4,063%. The increase was primarily due to increased interest expense as we had to increase our borrowings to complete the build out of our retail facility in the period ended September 30, 2010 that wasn’t necessary until the end of the same period in 2009.

Net loss:

The net loss for the year ended September 30, 2010 was $775,892, compared to a net loss of $129,927 for the period ended September 30, 2009, an increased net loss of $645,965, or 497%. Net loss increased due to our lack of operations in the period ended September 30, 2009.

LIQUIDITY AND CAPITAL RESOURCES

We believe that our existing sources of liquidity are $NIL, along with cash expected to be generated from sales and services, will not be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements for at least the next twelve months. In the event the Company is unable to achieve profitable operations in the near term, it may require additional equity and/or debt financing, or reduce expenses, including officer’s compensation, to reduce such losses. However, we cannot assure that such financing will be available to us on favorable terms, or at all. We will continue to monitor our expenditures and cash flow position and we are presently debt free, and do not believe that we shall be forced to enter into any long or short term debt arrangements.

The following table summarizes total assets, accumulated deficit, stockholder’s equity (deficit) and working capital at September 30, 2010 compared to September 30, 2009.

	September 30, 2010	September 30, 2009
Total Assets	$707,922	$641,700

Accumulated (Deficit)	$(905,819)	$(129,927)

Stockholders’ Equity (Deficit)	$(678,029)	$80,073

Working Capital (Deficit)	$(665,941)	$55,454

For the year ending September 30, 2010 and the period from inception (April 23, 2009) through September 30, 2009, we have incurred net losses of $775,892 and $129,927, respectively. Our cash balances were $22,105 and $192,107 at September 30, 2010 and 2009, respectively. At September 30, 2010 and 2009, we had an accumulated deficit of $905,819 and $129,927, respectively. Total current liabilities were $866,257 and $214,700 at September 30, 2010 and 2009, respectively.

On August 26, 2009 the Company obtained a Small Business Administration (SBA) loan, which carries a variable interest rate of 2.75% above prime, secured by all inventory, chattel paper, accounts, equipment, and general intangibles, as well as, a personal guarantee by the CEO, John Dunn, and an assignment of a life insurance policy in the amount of $512,300, maturing on August 26, 2019. Interest only due and payable monthly for the first twelve (12) months (until August 31, 2010), and interest and principal amortized equally over the remaining term of the loan thereafter. The Company had outstanding balances of $507,300 and $346,927 at September 30, 2010 and 2009, respectively.

On May 11, 2010 the Company received $150,000 in exchange for an unsecured promissory note, carrying an 8% interest rate, maturing on June 11, 2011. Accrued interest on the note in the amount of $4,644 was outstanding at September 30, 2010.

From time to time the Company’s founder and CEO, John Dunn has advanced loans to the Company for operations at an 8% interest rate, due on demand. The principal balances due were $206,025 and $123,815 at September 30, 2010 and 2009, respectively. In addition, accrued interest of $15,679 and $1,238 existed at September 30, 2010 and 2009, respectively.
Eighteen Million (18,000,000) common shares were issued and outstanding with a value of $0.001 at September 30, 2010. For the year ended September 30, 2010 and the period from inception (April 23, 2009) through September 30, 2009, net cash used in operating activities was ($429,637) and ($155,624), respectively.

Based on our current operating plan, we do not expect to generate revenue that is sufficient to cover our expenses for at least the next twelve months. In addition, we do not have sufficient cash and cash equivalents to execute our operations for at least the next twelve months. We will need to obtain additional financing to conduct our day-to-day operations, and to fully execute our business plan. We will raise the capital necessary to fund our business through a subsequent offering of equity securities. Additional financing, whether through public or private equity or debt financing, arrangements with security holders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us.

Management feels the Company’s continuation as a going concern depends upon its ability to obtain additional sources of capital and financing. Specifically, management intends to raise additional permanent capital through debt instruments such as bank loans, or private financing. The goal of this effort is to provide working capital in the amount of $180,000 and $1,200,000 for building out and operating a pet retail store that offers premium pet food, supplies and services for the next year. Our twelve month operating plan is dependent on raising additional permanent capital through debt instruments such as bank loans, or private financing in the amount of $1,380,000. Presently we do not have any existing sources or plans for financing.

If the $1,380,000 is raised the twelve month operating plan shall be as follows. The company would first apply $180,000 to its existing training store and then apply $1,200,000 to opening an additional store. (Furthermore, in raising the $1,380,000 of capital, the Company would not begin to open a new store until $1,200,000 is raised.)

●
The implementation of our direct sales model at the Irvine location through Mr. Dunn will cost at least $40,000. We need to establish and print additional marketing material. We have allocated $40,000 towards additional marketing materials which include filers, broachers, direct marketing DVD’s and mailing costs. The company intends to allocate these funds as soon as they are available.

●
The development of strategic relationships advertiser in the pet industry will cost the company at least $30,000. We need to educate pet owners about our products and work to obtain sales. We shall do this through direct sales and direct mail. The company intends to allocate $15,000 as soon as funds are available to the company and $15,000 six months later when the funds become available.

●
Software and hardware updates to maintain service will cost the company at least $10,000. As an retailer of premium pet food and supplies the company’s computer systems will need to be continually improved and upgraded to our systems. User features and website content updates are vital to continued visitations by online users. This cost signifies the system modifications. The company intends to allocate these funds with four month of the funds becoming available

●
Program administration and working capital expenses until such time as there are sufficient sales to cash-flow operations will cost the company at least $100,000. This is the necessary working capital to fund operations until such time as revenues exceed expenses. This will cover audit fees, legal fees associated with the offering and all other management expenses such as those from industry consultants and advisors. The company intends to pay its legal and accounting and all other management fees as they become due.

●	Opening of one additional store. Our ability to open new stores depends on a number of factors, which will cost the company $1,200,000 which includes the following:

$225,000     capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;
$200,000     locate and obtain favorable store sites and negotiate acceptable lease terms;
$365,000     obtain and distribute adequate product supplies to our stores;
$100,000     hire, train and retain skilled managers and personnel;
$200,000     inventory;
$110,000    post store opening costs necessary to continue to generate revenues sufficient to sustain operating costs, including, costs to upgrade our information and other operating systems and advertising necessary to support the anticipated growth of an additional retail store. The company bases these amounts on the costs of opening its Irvine store in October of 2009.

Our ability to maintain sufficient liquidity is dependent on our ability to raise additional capital. If we issue additional equity securities to raise funds, the ownership percentage of our existing security holders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy either short or long-term capital requirements, our operations and liquidity could be materially adversely affected and we could be forced to cease operations.

INFLATION

The rate of inflation has had little impact on the Company's results of operations and is not expected to have a significant impact on the continuing operations.

We are paying the expenses of the offering because we seek to (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of our existing security holders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

PLAN OF OPERATION

We will not receive any proceeds from the sale of shares under this prospectus. Our continued existence is dependent upon our ability to obtain additional financing. Our capital requirements for the next twelve months will continue to be significant.

Based on our current operating plan, we do not expect to generate revenue that is sufficient to cover our expenses for the next twelve months. In addition, we do not have sufficient cash and cash equivalents to execute our operations and will need to obtain additional financing to operate our business for the next twelve months. Passionate Pet, Inc. will continue to develop its sales of premium pet food, supplies and services. The company will need additional capital of $180,000 for marketing and sales and working capital associated with Passionate Pet over the next year. The company intends to create a client base within this twelve month time frame. Additional financing, whether through public or private equity or debt financing, arrangements with the security holder or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us. Our ability to maintain sufficient liquidity is dependent on our ability to raise additional capital.

If we issue additional equity securities to raise funds, the ownership percentage of our existing security holder would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy either short or long-term capital requirements, our operations and liquidity could be materially adversely affected and we could be forced to cease operations.

Our independent auditors noted in their report accompanying our financial statements for the periods ended September 30, 2010 and 2009, that we have not earned a profit. For the year ended September 30, 2010 and the period from inception (April 23, 2009) through September 30, 2009, we had a net loss of $775,892 and $129,927, respectively, and they further stated that the uncertainty related to these conditions raised substantial doubt about our ability to continue as a going concern. Our consolidated financial statements and their explanatory notes included as part of this prospectus do not include any adjustments that might result from the outcome of this uncertainty. If we fail to obtain additional financing, either through an offering of our securities or by obtaining loans, we may be forced to cease our business.

We are bearing all costs relating to the registration of the common stock, which are estimated at approximately $168,000. The selling security holder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

The accounting policies identified as critical are as follows:

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories
Inventories are stated at the lower of cost (average cost) or market (net realizable value).

Advertising and promotion
All costs associated with advertising and promoting products are expensed as incurred.

Income taxes
Passionate Pet recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Passionate Pet provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Fair value of financial instruments
Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments. The Company had no items that required fair value measurement on a recurring basis.

Revenue recognition
Sales are recorded when products are delivered to customers and collectability is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue from boarding or grooming services for which the service has not been performed until such time that the Company and the customer jointly determine that the service has been performed or no refund will be required.

Cost of merchandise sales and occupancy costs
Cost of merchandise sales and occupancy costs includes the following types of expenses: purchase price of inventory sold, including inbound freight charges; shipping and handling costs; inventory shrinkage costs and valuation adjustments; payroll and benefits costs; store occupancy costs, including rent, common area maintenance, property taxes, utilities, insurance, and depreciation of leasehold improvements and capitalized lease assets. Also included in cost of merchandise sales and occupancy costs is certain consideration received from vendors for vendor rebates, allowances and discounts.

Cost of services sales
Cost of services sales includes the following types of expenses: payroll and benefit costs, as well as, professional fees for outsourced groomers and trainers, in addition to other direct costs of the services line of business.

Pre-opening costs
Costs incurred in connection with opening new stores are expensed as incurred and are recorded in general and administrative expenses. Such costs include initial store supplies, rent and utilities.

Basic and diluted loss per share
The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-based compensation
The Company adopted FASB guidance on stock based compensation upon inception on April 23, 2009. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. For the periods presented, there were no share-based payments to employees, or otherwise.

Rent obligation
The Company has entered into operating lease agreements for its corporate office and retail location which contains provisions for future rent increases. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to “Deferred rent obligation,” which is reflected as a separate line item in the accompanying Balance Sheets.

Uncertain tax positions
Effective upon inception at April 23, 2009, the Company adopted new standards for accounting for uncertainty in income taxes. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Recently issued accounting pronouncements
In April 2010, the FASB issued ASU No. 2010-18 regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 – Receivable – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration.  Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors.  The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010.  The amendments are to be applied prospectively. Early adoption is permitted. The adoption of this ASU did not have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements.  This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements.  This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The Company adopted the ASC as of July 1, 2009. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855-10 entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. This was amended with ASU 2010-09 in February of 2010 to enable companies to not disclose the specific date. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. ASC 855-10 provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of ASC 855-10 upon inception did not have a significant effect on the Company’s financial statements as of that date or for the period then ended. In connection with preparing the accompanying financial statements for the years ended September 30, 2010 and 2009, management evaluated subsequent events through the date that such financial statements were issued.

DESCRIPTION OF BUSINESS

GENERAL OVERVIEW

Passionate Pet, Inc. (PPIN) also referred to as Passionate Pet and the Company, was founded in the State of Nevada on September 30, 2010. Passionate Pet, Inc. is presently owns 100% of the shares of Passionate Pet, Inc., a California corporation (PPIC). PPIC owns and operates a pet retail store located in Irvine California.

Passionate Pet, Inc. retail pet store offers premium pet food, supplies and services to pet owners. Passionate Pet has a limited history of operations.

The Company’s executive offices are located at Passionate Pet, Inc. 18871 Teller Ave. Irvine, CA 92012. The company telephone number is: 1-949-851-0777

INTERNET ADDRESS
Our Internet address is http://www.PassionatePet.com

ORGANIZATION WITHIN LAST FIVE YEARS
On September 30, 2010 Passionate Pet, Inc., a Nevada corporation (PPIN), founded on September 30, 2010, acquired 100% of the issued and outstanding shares of Passionate Pet, Inc., a California Company (PPIC), from John Dunn, CEO of both entities, in exchange for 210,000 shares of common stock in the Nevada Company. Passionate Pet, Inc. (PPIC) was founded in the State of California on April 23, 2009. The Company is presently operating one training center that also offers premium pet food, supplies and services to the general public. The Company plans to market Passionate Pet through a combination of direct sales, referrals and networking within the industry, and generate revenues from the sale of its products and services.

Over the next twelve months, Passionate Pet, Inc. plans to build out its reputation and network in the pet retail and services industry, thereby attracting new customers to its store located in Irvine California. Currently the company employs approximately twenty employees, however as the Company grows, it plans to employ additional employees, as required.

BUSINESS FAILITIES
The Company’s executive offices and retail store are located at Passionate Pet, Inc. 18871 Teller Ave. Irvine, CA 92012.
The company telephone number is: 1-949-851-0777

On June 2, 2009 the Company signed a lease for approximately 24,000 square feet of office and retail space at 18871 Teller Ave. Irvine, CA 92012. The term of the lease is 123 months, beginning on the first day of August, 2009 and ending on the last day of October, 2019. This location is now the primary location of the Company, rented on a 123 month basis at a monthly rate of between $12,389 and $35,397 per month, plus common area maintenance charges. The office space consists of 9,500 square feet of retail space, 4,500 square feet of pet boarding, 4,500 square feet of pet day care, 1,500 square feet of public event space, 500 square feet of pet grooming space, 750 square feet of office space, 500 square feet of pet photo space, 1,500 square feet of stock room space and 750 square feet of pet adoption space. The company believes that the space is suitable to run its business operations for the next 112 months.

UNIQUE FEATURES OF THE COMPANY
Passionate Pet provides a comprehensive variety of pet products and services, with a particular focus on dog and cats. Additionally, the company offers a full range of small animal, aquatic, reptile, and exotic supplies are also available. The retail operation offers premium, natural and grocery standard treats, chews, and food. Specifically, Passionate Pet offers a full line of Pet Retail, Pet Photography, In-Store Grooming, Dog Training, Adoption Events, Pet Parenting Education products and services. Passionate Pet expects to generate its corporate revenue from the sale of the above listed products and services.

OVERALL STRATEGIC DIRECTION
The Company plans to establish its reputation in the pet retail and service industry, thereby attracting new clients and building out its network of operations.

DESCRIPTION OF PRODUCTS
Passionate Pet provides, at its Irvine location, a full line of premium pet foods, supplies and services. Specifically, Passionate Pet offers a full line of Pet Retail, Pet Photography, In-Store Grooming, Dog Training, Adoption Events, Pet Parenting Education products and services.

Passionate Pet expects to generate its corporate revenue from the sale of these products and services.

The company web site is designed to assist customers in the products and services offered by Passionate Pet.

COMPETITION
Passionate Pet is in the same category as PETCO® and PetSmart®. Passionate Pet offers premium pet food, supplies and services to its customers. Passionate Pet’s competitors focus on large volumes of pet supply sales, while we emphasize the service side of the industry, along with our sales of supplies. Passionate Pet makes its services available to its customers in a comfortable setting.

CURRENT BUSINESS FOCUS
The Company’s business focus is to provide premium pet foods, supplies and services to pet owners in Irvine California. Because the company provides many services, Passionate Pet expects to generate the majority of our sales in the premium pet food, supplies and services areas.

ADVANTAGES OF COMPETITORS OVER US
The Company believes the following are advantages of Competitors over us:

CUSTOMER BASE
The direct competitors of Passionate Pet have been in business for a substantial period of time and have developed over time a defined customer base.

FINANCIAL RESOURCES:
The Company believes that many of its competitors have significantly greater financial and other resources than they have and are therefore, in certain respects, in a better position to provide advertising services as well as promote their services.

COMPETITIVE ADVANTAGES
The Company believes that its key competitive advantages are:

The Company offers many pet related services that Passionate Pet expects will generate a larger customer base to which we will market and sell our products.

EXPERIENCED MANAGEMENT
The Company believes that it has experienced management. Passionate Pet’s principal officer, John Dunn, has broad experience in the pet retail and service industry. The company believes that the knowledge, relationships, reputation and successful track record of its management will help it to build and maintain its client base.

NICHE INDUSTRY
The Company believes the focus on a comfortable, customer friendly setting enables them to be a better long-term partner for their customers than if they were operating as a traditional retailer, which has limited desirability for customers.

RESEARCH AND DEVELOPMENT
The Company is not currently conducting any research and development activities. However if research and development is required in the future, we intend to rely on third party service providers.

EMPLOYEES
John Dunn is the sole Director, Chief Executive Officer, President, Secretary, and Principal Executive Officer and Principal Financial Officer of Passionate Pet, Inc. (PPIN). Presently, there are approximately twenty additional employees of the Company.

The Company plans to employ individuals on an ‘as needed’ basis. The company anticipates that it will need to hire additional employees as the business grows. In addition, the Company may expand the size of our Board of Directors in the future. Presently, John Dunn will devote 40 hours a week to the affairs of the Company. John Dunn does not currently receive a salary or benefits in any form, nor has he since inception. Presently the Company does not have any plans to begin paying salaries, cash or otherwise, or offering any form of benefits to our Board of Directors or Officer.

ADDITIONAL PRODUCTS:
We plan to open an additional retail store in 2011 if and when funds permit. The store will be approximately 25,000 square feet and offer premium pet food, supplies and services similar to our current showcase facility in Irvine, CA. The Company will need approximately one million two hundred thousand dollars to implement this plan.

Our ability to open a new store depends on a number of factors, which will cost the company $1,200,000 which includes the following:

$225,000     capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;
$200,000     locate and obtain favorable store sites and negotiate acceptable lease terms;
$365,000     obtain and distribute adequate product supplies to our stores;
$100,000     hire, train and retain skilled managers and personnel;
$200,000     inventory;
$110,000   post store opening costs necessary to continue to generate revenues sufficient to sustain operating costs, including, costs to upgrade our information and other operating systems and advertising necessary to support the anticipated growth of an additional retail store. The company bases these amounts on the costs of opening its Irvine store in October of 2009.

PROPERTY DESCRIPTION
Passionate Pet, Inc. is located at Passionate Pet, Inc. 18871 Teller Ave. Irvine, CA 92012.
The company telephone number is: 1-949-851-0777

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of our officer and director as of September 30, 2010. Our Executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

The company’s Chief Executive Officer, President, Chief Financial Officer, Secretary, sole Director and the selling security holder John Dunn is the "Promoter” within the meaning of Rule 405 of Regulation C.

Board of Director

John Dunn

Executive Officer

NAME	AGE	POSITION/INITIAL ELECTION	APPOINTMENT DATE
John Dunn	50	Chief Executive Officer, President, Chief Financial Officer, Secretary	September 30, 2010

The Directors will hold office until the next annual meeting of the security holders following their election and until their successors have been elected and qualified. The Board of Directors appoints Officers. Officers hold office until the next annual meeting of our Board of Directors following their appointment and until successors have been appointed and qualified.

Set forth below is a description of the recent employment and business experience of our Directors and Executive Officer:

MANAGEMENT BIOGRAPHIES

John Dunn; B.Sc., Chief Executive Officer, President, Chief Financial Officer, Secretary

Mr. John Dunn, aged 50, is the Chief Executive Officer, President, Secretary, Chief Financial Officer and Director (Principal Executive Officer) and (Principal Financial Officer) of the Company. He was appointed in September 30, 2010 and is responsible for overseeing all aspects of the Company’s management and operations.

Passionate Pet, Inc. – Executive Officer/President – April 2009 - Present

PETCO Stores, Officer – June 2002- December 2008 Vice-President Pet Services, Director of Operations

PETCO Stores, Officer – Vice-President Pet Services, Director of Operations

V.P. of Pet Services - Responsible for Company Pet Services organization comprising of Grooming, Dog Training, Pet Hospitality and 3rd Party Business of Vaccination Services and Pet Photography. Member of Corporate Strategic Leadership Team. Director of Operations - Total P&L responsibility for 9 District, 139 store region.

Office Depot, (1994 to 2001)

Ever increasing responsibility with Office Depot from 1994 to 2001. Regional Vice President, Denver, CO.  Directing operations and P&L responsibility of 77 stores in an 11 state region.  Director of Operations, Western   Region, San Francisco, CA. Coordinated strategic planning for the 394 store Western Division by providing enhanced reporting data for rapid management response.  Led the development of a comprehensive study and real estate strategy that became an essential component of the company's overall five-year plan. Instrumental in re-establishing the real estate program for the western division.

Target Stores, (1986-1994)

Store Team Leader, Target Stores, Managed a major store with annual sales of $26.5 million in a highly diverse cultural environment.  Recognized for operational successes. Developed micro-marketing concept to drive incremental sales launched nationally. Developed customer service “culture” program (Fast, Fun & Friendly) launched nationally.

Wal-Mart Stores, (1984-1986) Manager, of Wal-Mart Stores,

Mr. Dunn has an M.B.A and a B.S. in Business Administration from Hamilton University.

AUDIT COMMITTEE

The Company does not presently have an Audit Committee and the Board acts in such capacity for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint an Audit Committee.

The Audit Committee will be empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

COMPENSATION COMMITTEE

The Company does not presently have a Compensation Committee and the Board acts in such capacity for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officer and directors of the Company, including stock compensation, and bonus compensation to all employees.

NOMINATING COMMITTEE

The Company does not have a Nominating Committee and the full Board acts in such capacity.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, the Company believes that to date, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our securities by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, our address is: 18871 Teller Ave. Irvine, CA 92012.  The Company's telephone number is 1-949-851-0777

As of September 30, 2010, there were Eighteen Million (18,000,000) shares of common stock issued and outstanding.

(1) This table is based on Eighteen Million (18,000,000) shares of common stock outstanding.

As of the date of this prospectus, we had the following security holder holding greater than 5%:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	John Dunn	18,000,000	100%
Common Stock	All executive officers and directors as a group	18,000,000	100%
Total		18,000,000	100%

REMUNERATION OF DIRECTORS AND OFFICERS

Passionate Pet, Inc. has made no provisions for paying cash or non-cash compensation to its officer and sole director. No salaries are being paid at the present time to our officer and sole director, and none have been paid, or owed, from inception to date.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officer below. The following table summarizes all compensation from April 23, 2009 (inception) to September 30, 2010.

SUMMARY COMENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John Dunn, President	2010	(1)	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

EMPLOYMENT AGREEMENTS

To date, the Company has no employment agreements in effect with its Principal Executive Officer. We do not pay compensation to our Director for attendance at meetings. We will reimburse Directors for reasonable expenses incurred during the course of their performance.

NAME PRINCIPAL OTHER	CAPACITIES IN WHICH REMUNERATION WAS RECEIVED	OTHER ANNUAL COMPENSATION
		YEAR	SALARY $	BONUS $
John Dunn	President, CEO, CFO, Secretary	2009	$-0-	$-0-
John Dunn	President, CEO, CFO, Secretary	2010	$-0-	$-0-

COMPENSATION OF DIRECTORS

Directors do not currently receive compensation for their services as directors, but we plan to reimburse them for expenses incurred in attending board meetings.

STOCK INCENTIVE PLAN

At present, we do not have a stock incentive plan in place. We have not granted any options to our Director and Officer.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

At present, we do not have employment agreements with our Principal Executive officer.

PRINCIPAL STOCKHOLDER

a) Security Ownership of Management - the number and percentage of shares of common stock of the Company owned of record and beneficially, by each officer and director of the Company and by all officers and directors of the Company as a group, and all shareholders known to the Company to beneficially own 5% or more of the issued and outstanding Shares of the Company, is as follows.

Unless otherwise stated, our address is: 18871 Teller Ave. Irvine, CA 92012.
The Company's telephone number is : 1-949-851-0777

Name	Shares Beneficially Owned prior to Offering	Shares to be Offered	Shares Beneficially Owned after Offering	Percent Beneficially Owned after Offering

John Dunn	18,000,000	8,000,000	10,000,000	55%
Total Officers, Directors and Significant Shareholders as a group	18,000,000	8,000,000	10,000,000	55%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As of the date of this prospectus, other than the transaction described above, there are no, and have not been since inception, any material agreements or proposed transactions, whether direct or indirect, with any of the following:

*	Any of our Directors or Officers;
*	Any nominee for election as a director;
*	Any principal security holder identified in the preceding “Security Ownership of Selling Shareholder and Management" section; or
*	Any relative or spouse, or relative of such spouse, of the above referenced persons.

TRANSFER AGENT AND REGISTRAR

Transfer Agent and Registrar: The Company acts as its own transfer agent at this time. When this registration statement becomes effective the company will use for our common stock the services of ISLAND STOCK TRANSFER INC., 100 Second Avenue South, Suite 705S St Petersburg, FL 33701, Telephone 727-459-7378 Facsimile 727-290-3961,

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have outstanding Eighteen Million (18,000,000) shares of common stock. Of these shares, the Eight Million (8,000,000) shares to be sold in the offering, will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock outstanding upon completion of the offering will be "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as the exemption afforded by Rule 144.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our Directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada General Corporation Law. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

*	For any breach of their duty of loyalty to us or our security holders;
*	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
*	For unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Nevada General Corporation Law; or,
*	For any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws).

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 100,000,000 shares of capital stock, of which 90,000,000 shares are common stock, $0.001 par value per share, and 10,000,000 shares are preferred stock, $0.001 par value per share.

The company issued to the founder Seventeen Million Seven Hundred Ninety Thousand 17,790,000 common shares of stock for $17,790. Another 210,000 shares were issued pursuant to a share exchange agreement whereby the Company exchanged 210,000 shares of common stock on a 1:1 basis for 210,000 shares of common stock of Passionate Pet, Inc. as incorporated in California, which were held by the CEO and sole shareholder of both entities, John Dunn. Mr. Dunn purchased those shares originally on April 28, 2009 for $210,000. As of September 30, 2010, there are Eighteen Million (18,000,000) shares issued and outstanding at a value of $0.001 per share.

COMMON STOCK: The securities being offered by the selling security holder are shares of our common stock.

Common Stock

We are authorized to issue 90,000,000 shares of common stock, $0.001 par value per share. Currently we have 18,000,000 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our shareholders. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of the board of directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as any distributions to the security holder. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share. The preferred stock may be divided into any number of series as our directors may determine from time to time. Our directors are authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As of the date of this filing, we do not have any preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding stock options to purchase our securities.

LEGAL MATTERS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

EXPERTS

AUDITOR: The financial statements included in this prospectus and the registration statement have been audited by M&K CPAS PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto.

You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, in our files in the Commission's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, N.E., Room 1580 Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

REPORTS TO SECURITY HOLDER

As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our security holder with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Passionate Pet, Inc.

We have audited the accompanying consolidated balance sheets of Passionate Pet, Inc. as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the year ended September 30, 2010 and the period from April 23, 2009 (inception) to September 30, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Passionate Pet, Inc. as of September 30, 2010 and 2009, and the related statements of operations, stockholder’s equity (deficit) and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of $905,819 and a working capital deficit of $665,941, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M & K CPAS, PLLC

Houston, Texas
December 6, 2010

Passionate Pet, Inc.
Consolidated Balance Sheets

	September 30,
	2010	2009
Assets

Current assets:
Cash	$22,105	$192,107
Inventories	181,470	58,921
Prepaid expenses	40,577	19,126
Total current assets	244,152	270,154

Property and equipment, net	425,235	333,011

Other assets:
Security deposits	38,535	38,535

Total Assets	$707,922	$641,700

Liabilities and Stockholder's (Deficit)

Current liabilities:
Accounts payable, including related party amounts of $-0-
and $4,714 at September 30, 2010 and 2009, respectively	$123,384	$29,138
Accrued expenses, including related party amounts of $15,679
and $1,238 at September 30, 2010 and 2009, respectively	38,237	5,515
Deferred rent obligation	331,681	56,232
Officer loan, related party	206,025	123,815
Current maturities of capital lease obligations payable	16,930	-
Current maturities of long term debt	193,836	-
Total current liabilities	910,093	214,700

Capital lease obligations payable	12,394	-
Long term debt	463,464	346,927

Total Liabilities	1,385,951	561,627

Stockholder's Equity (Deficit):
Preferred stock, $0.001 and no par value, 10,000,000 and
200,000 shares authorized; no shares issued and
outstanding at September 30, 2010 and 2009, respectively	-	-
Common stock, $0.001 and no par value, 90,000,000
and 800,000 shares authorized; 18,000,000
and 210,000 shares issued and outstanding at
September 30, 2010 and 2009, respectively	18,000	210,000
Additional paid in capital	209,790	-
Accumulated (deficit)	(905,819)	(129,927)
Total Stockholder's Equity (Deficit)	(678,029)	80,073

Total Liabilities and Stockholder's Equity (Deficit)	$707,922	$641,700

The accompanying notes are an integral part of these financial statements.

Passionate Pet, Inc.
Consolidated Statements of Operations

		For the period from
	For the	April 23, 2009
	year ended	(Inception) through
	September 30, 2010	September 30, 2009
Revenue:
Sales of services, net of discounts of $11,869	$236,877	$-
Merchandise sales, net of discounts of $19,080	291,127	-
Wholesale sales	325,985	-
Total sales	853,989	-
Cost of merchandise sales and occupancy costs	1,188,197	-
Cost of services sales	199,911	-
Gross profit (loss)	(534,119)	-

Expenses:
Advertising	70,119	-
General and administrative	72,538	99,915
Professional fees	10,326	20,587
Salaries and wages	37,500	8,194
Total operating expenses	190,483	128,696

Net operating (loss)	(724,602)	(128,696)

Other income (expense):
Interest income	15	7
Interest expense	(51,305)	(1,238)
Total other income (expense)	(51,290)	(1,231)

Net (loss)	$(775,892)	$(129,927)

Weighted average number of common
shares outstanding - basic and fully diluted	258,740	210,000

Net (loss) per share - basic and fully diluted	$(3.00)	$(0.62)

The accompanying notes are an integral part of these financial statements.

Passionate Pet, Inc.
Consolidated Statement of Stockholder's Equity (Deficit)

							Total
							Stockholder's
	Preferred Stock		Common Stock		Additional Paid	Accumulated	Equity
	Shares	Amount	Shares	Amount	In Capital	(Deficit)	(Deficit)

Balance, April 23, 2009 (Inception)	-	$-	-	$-	$-	$-	$-

Founder's shares issued for cash in
consolidated subsidiary
exchanged in acquisition on
September 30, 2010	-	-	210,000	210,000	-	-	210,000

Net (loss) for the period from
April 23, 2009 (Inception)
through September 30, 2009						(129,927)	(129,927)

Balance, September 30, 2009	-	$-	210,000	$210,000	$-	$(129,927)	$80,073

Shares exchanged in acquisition,
related party	-	-	-	(209,790)	209,790	-	-

Founder's shares issued for cash	-	-	17,790,000	17,790	-	-	17,790

Net (loss) for the year
ended September 30, 2010						(775,892)	(775,892)

Balance, September 30, 2010	-	$-	18,000,000	$18,000	$209,790	$(905,819)	$(678,029)

The accompanying notes are an integral part of these financial statements.

Passionate Pet, Inc.
Consolidated Statements of Cash Flows

		For the period from
	For the	April 23, 2009
	year ended	(Inception) through
	September 30, 2010	September 30, 2009
Cash flows from operating activities
Net (loss)	$(775,892)	$(129,927)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization expense	58,514	-
Decrease (increase) in assets:
Inventories	(122,549)	(58,921)
Prepaid expenses	(21,451)	(19,126)
Security deposits	-	(38,535)
Increase (decrease) in liabilities:
Accounts payable, including related party
Amounts of $(4,714) and $4,714 at
September 30, 2010 and 2009, respectively	94,246	29,138
Accrued expenses, including related party
Amounts of $14,441 and $1,238 at
September 30, 2010 and 2009, respectively	32,722	5,515
Deferred rent obligation	275,449	56,232
Capital lease obligations payable	29,324	-
Net cash used in operating activities	(429,637)	(155,624)

Cash flows from investing activities
Purchase of fixed assets	(150,738)	(333,011)
Net cash used in investing activities	(150,738)	(333,011)

Cash flows from financing activities
Proceeds from long term debt, including related
Party proceeds of $82,210 and $123,815 at
September 30, 2010 and 2009, respectively	392,583	470,742
Proceeds from sale of common stock	17,790	210,000
Net cash provided by financing activities	410,373	680,742

Net increase (decrease) in cash	(170,002)	192,107
Cash - beginning	192,107	-
Cash - ending	$22,105	$192,107

Supplemental disclosures:
Interest paid	$32,220	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

Note 1 – Nature of Business and Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the following entities, all of which are under common control and ownership:

Name of Entity	Form of Entity	State of Incorporation	Relationship

Passionate Pet, Inc.	Corporation	Nevada	Parent
Passionate Pet, Inc.	Corporation	California	Subsidiary

The consolidated financial statements herein contain the operations of the wholly owned CA subsidiary that was acquired on September 30, 2010 because each entity is owned beneficially by the same shareholder. All significant inter-company transactions have been eliminated in the preparation of these financial statements.

The following table presents the individual components of equity if the entities were under different ownership and were separately stated:

Passionate Pet, Inc. (CA)	Common Stock	Additional Paid In Capital	Retained Earnings

Balance, April 23, 2009 (inception)	$-	$-	$-
Founder’s shares issued for cash	210	-	-
Net loss	-	-	(129,927)
Balance, September 30, 2009	$210	$-	$(129,927)
Net loss	-	-	(775,892)
Balance, September 30, 2010	$210	$-	$(905,819)

Passionate Pet, Inc. (NV)	Common Stock	Additional Paid In Capital	Retained Earnings

Balance, September 30, 2010 (inception)	$-	$-	$-
Founder’s shares issued for cash	17,790	-	-
Shares issued for acquisition	210	-	-
Net loss	-	-	-
Balance, September 30, 2010	$18,000	$-	$-

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

The Company has adopted a fiscal year end of September 30th.

The comparative financial statements herein include the fiscal year ended September 30, 2010 and the period from April 23, 2009 (inception) through September 30, 2009.

Nature of business
Passionate Pet, Inc (the Company) was formed in the State of Nevada on September 30, 2010. On September 30, 2010, the Company acquired 100% of the outstanding shares of Passionate Pet, Inc. a California Corporation under common ownership that was organized on April 23, 2009 to provide retail sales of pet supplies and services. The Company’s retail facility occupies an approximately 23,598-sq. ft. facility located in Irvine, CA, forty miles south of Los Angeles.

The Company also sells products in bulk from time to time.

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

Inventories
Inventories are stated at the lower of cost (average cost) or market (net realizable value) and consist of the following:

	September 30,	September 30,
	2010	2009

Finished goods	$181,470	$58,921

No reserve for obsolete inventories has been recognized. The Company’s vendors replace damaged inventory as necessary.

Property and equipment
Equipment is recorded at the lower of cost or estimated net recoverable amount, and is depreciated using the straight-line method over the estimated useful life of the related asset as follows:

Furniture and fixtures	7 years
Machinery and equipment	7 years
Software and hardware	5 years
Leasehold improvements	10 years
Assets held under capital leases	7 years

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Maintenance and repairs will be charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The Company will assess the recoverability of equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Segment reporting
FASB ASC 280-10-50 requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company’s stores are considered operating segments, and will be aggregated into one reportable segment given the similarities in economic characteristics among the operations represented by the stores and the common nature of the products, customers and methods of distribution. We currently only have one retail store that sells retail and bulk sales of pet supplies, and provide services such as, pet grooming and boarding. See Note 9.

Fair value of financial instruments
Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments. The Company had no items that required fair value measurement on a recurring basis.

Revenue recognition
Sales are recorded when products are delivered to customers and collectability is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue from boarding or grooming services for which the service has not been performed until such time that the Company and the customer jointly determine that the service has been performed or no refund will be required.

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

Cost of merchandise sales and occupancy costs
Cost of merchandise sales and occupancy costs includes the following types of expenses: purchase price of inventory sold, including inbound freight charges; shipping and handling costs; inventory shrinkage costs and valuation adjustments; payroll and benefits costs; store occupancy costs, including rent, common area maintenance, property taxes, utilities, insurance, and depreciation of leasehold improvements and capitalized lease assets. Also included in cost of merchandise sales and occupancy costs is certain consideration received from vendors for vendor rebates, allowances and discounts.

Cost of services sales
Cost of services sales includes the following types of expenses: payroll and benefit costs, as well as, professional fees for outsourced groomers and trainers, in addition to other direct costs of the services line of business.

Pre-opening costs
Costs incurred in connection with opening new stores are expensed as incurred and are recorded in general and administrative expenses. Such costs include initial store supplies, rent and utilities.

Advertising and promotion
All costs associated with advertising and promoting products are expensed as incurred. These expenses approximated $70,119 and $-0- for the years ended September 30, 2010 and 2009, respectively.

Rent obligation
The Company has entered into operating lease agreements for its corporate office and retail location which contains provisions for future rent increases. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to “Deferred rent obligation,” which is reflected as a separate line item in the accompanying Balance Sheets.

Income taxes
The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted loss per share
The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-based compensation
The Company adopted FASB guidance on stock based compensation upon inception at April 23, 2009. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, are to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. For the periods presented, there were no share-based payments to employees, or otherwise.

Uncertain tax positions
Effective April 23, 2009, the Company adopted new standards for accounting for uncertainty in income taxes. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recently issued accounting pronouncements
In April 2010, the FASB issued ASU No. 2010-18 regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 – Receivable – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration.  Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors.  The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010.  The amendments are to be applied prospectively. Early adoption is permitted. The adoption of this ASU did not have a material impact on our financial statements.

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements.  This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements.  This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The Company adopted the ASC as of July 1, 2009. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855-10 entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. This was amended with ASU 2010-09 in February of 2010 to enable companies to not disclose the specific date. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. ASC 855-10 provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of ASC 855-10 upon inception did not have a significant effect on the Company’s financial statements as of that date or for the period then ended. In connection with preparing the accompanying financial statements for the years ended September 30, 2010 and 2009, management evaluated subsequent events through the date that such financial statements were issued.

Note 2 – Going Concern

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred continuous losses from operations, have an accumulated deficit of $905,819 and a working capital deficit of $665,941 at September 30, 2010, and have reported negative cash flows from operations since inception. In addition, we do not currently have the cash resources to meet our operating commitments for the next twelve months, and we expect to have ongoing requirements for capital investment to implement our business plan. Finally, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate.

Since inception, our operations have primarily been funded through private equity financing, and we expect to continue to seek additional funding through private or public equity and debt financing.

Our ability to continue as a going concern is dependent on our ability to generate sufficient cash from operations to meet our cash needs and/or to raise funds to finance ongoing operations and repay debt. However, there can be no assurance that we will be successful in our efforts to raise additional debt or equity capital and/or that our cash generated by our operations will be adequate to meet our needs. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

Note 3 – Acquisition, related party

On September 30, 2010, the Company acquired 100% of the outstanding shares of Passionate Pet, Inc. a California Corporation under common ownership by both entity’s CEO, John Dunn. The share exchange agreement provided for a one to one (1:1) exchange of shares in Passionate Pet, Inc. as formed in Nevada in exchange for 100% of the issued and outstanding shares of Passionate Pet, Inc. as formed on April 23, 2009 in California, resulting in the acquisition of 210,000 shares of common stock owned by John Dunn in the California entity. The historical financial statements of the consolidated entities are included herein and the acquisition had no impact on the income or loss of either entity.

Note 4 – Related Party

From time to time the Company’s founder and CEO, John Dunn has advanced loans to the Company for operations at an 8% interest rate, due on demand. The principal balances due were $206,025 and $123,815 at September 30, 2010 and 2009, respectively. In addition, accrued interest of $15,679 and $1,238 existed at September 30, 2010 and 2009, respectively.

Common stock
On September 30, 2010 the Company sold 17,790,000 shares of its $0.001 par value common stock to its founder and CEO, John Dunn in exchange for proceeds of $17,790.

On September 30, 2010 the Company issued 210,000 shares of its $0.001 par value, common stock in exchange for 100% of the outstanding shares, or 210,000 shares, of common stock in Passionate Pet, Inc (CA) owned by both Company’s founder and CEO, John Dunn per the terms of a stock exchange agreement executed on September 30, 2010.

Class A common stock (CA – wholly owned subsidiary)
On April 28, 2009 the Company issued 210,000 shares of its no par value, class A common stock of Passionate Pet, Inc. (CA – wholly owned subsidiary) in exchange for a total of $210,000 to the Company’s founder and CEO, John Dunn.

Note 5 – Property and Equipment

Property and Equipment consists of the following:

	September 30,	September 30,
	2010	2009

Furniture and fixtures	$192,322	$183,210
Machinery and equipment	48,947	41,492
Software and hardware	35,856	33,848
Leasehold improvements	161,662	74,461
Assets held under capital leases	44,962	-
	483,749	333,011
Less accumulated depreciation and amortization	(58,514)	-
	$425,235	$333,011

Depreciation and amortization expense totaled $58,514 and $-0- for the years ended September 30, 2010 and 2009, respectively.

Note 6 – Officer Loan, Related Parties

Officer loan consists of the following at September 30, 2010 and 2009, respectively:

	September 30,	September 30,
	2010	2009

Unsecured promissory note to John Dunn, founder and CEO, carries an 8% interest rate, due on demand	$206,025	$123,815

The Company recorded interest expense in the amount of $14,441 and $1,238 related to the officer loan for the years ended September 30, 2010 and 2009, respectively.

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

Note 7 – Long Term Debt

Long term debt consists of the following at September 30, 2010 and 2009, respectively:

	September 30,	September 30,
	2010	2009

Small Business Administration (SBA) loan, carries a variable interest rate of 2.75% above prime, secured by all inventory, chattel paper, accounts, equipment, and general intangibles, as well as, a personal guarantee by the CEO, John Dunn, and an assignment of a life insurance policy in the amount of $512,300, maturing on August 26, 2019. Interest only due and payable monthly for the first twelve (12) months (until August 31, 2010), and interest and principal amortized equally over the remaining term of the loan thereafter.	$507,300	$346,927

Unsecured promissory note, carries an 8% interest rate, matures on June 11, 2011.	150,000	-
Total long term debt	657,300	346,927
Less: current maturities	193,836	-
Long term debt	$463,464	$346,927

The Company recorded interest expense on long term debt in the amount of $36,864 and $-0- for the years ended September 30, 2010 and 2009, respectively.

Note 8 – Stockholder’s Equity (Deficit)

On September 30, 2010, the founder of the Company established 90,000,000 authorized shares of common stock. Additionally, the Company founder established 10,000,000 authorized shares of preferred stock.

Common stock
On September 30, 2010 the Company sold 17,790,000 shares of its $0.001 par value common stock to its founder and CEO, John Dunn in exchange for proceeds of $17,790.

On September 30, 2010 the Company issued 210,000 shares of its $0.001 par value, common stock in exchange for 100% of the outstanding shares, or 210,000 shares, of common stock in Passionate Pet, Inc (CA) owned by both Company’s founder and CEO, John Dunn per the terms of a stock exchange agreement executed on September 30, 2010.

Class A common stock (CA – wholly owned subsidiary)
Upon incorporation on April 23, 2009, the Company authorized 800,000 shares of no par class A common stock. Additionally, the Company established 200,000 shares of non-voting, no par class B common stock.

On April 28, 2009 the Company issued 210,000 shares of its no par value, class A common stock of Passionate Pet, Inc. (CA – wholly owned subsidiary) in exchange for a total of $210,000 to the Company’s founder and CEO, John Dunn.

Note 9 – Concentrations

The two largest customers accounted for 38% of revenues for the year ended September 30, 2010. An adverse change in the Company’s relationship with these customers could negatively affect the Company’s revenues and their results of operations. Our net sales consisted of the following for the year ended September 30, 2010 and the period from April 23, 2009 (inception) to September 30, 2009:

Period Ended	Sales of	Merchandise	Wholesale
September 30,	Services	Sales	Sales	Total Sales

2010	$263,877	$291,127	$325,985	$853,989
2009	$-	$-	$-	$-

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

Note 10 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

As of September 30, 2010, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At September 30, 2010, the Company had approximately $1,022,000 of federal net operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2029.

The components of the Company’s deferred tax asset are as follows:

September 30,
2010
Deferred tax assets:
Net operating loss carry forwards	$357,700

Net deferred tax assets before valuation allowance	$357,700
Less: Valuation allowance	(357,700)
Net deferred tax assets	$-

Based on the available objective evidence, including the Company’s history of its loss, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at September 30, 2010. The Company had no uncertain tax positions as of September 30, 2010.

A reconciliation between the amounts of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

	September 30,
	2010

Federal and state statutory rate	35%
Change in valuation allowance on deferred tax assets	(35%	)

Note 11 – Future Minimum Lease Payments

The Company leases certain equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the Balance Sheets as property and equipment and was $44,962 and $-0- at September 30, 2010 and 2009, respectively. Accumulated amortization of the leased equipment at September 30, 2010 and September 30, 2009 was $5,888 and $-0-, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of September 30, 2010, are as follows:

Year Ending
September 30,	Amount
2011	$18,827
2012	14,382
Total minimum payments	33,209
Less amount representing interest	(3,885)
Present value of net minimum lease payments	29,324
Less: Current maturities of
Capital lease obligations	(16,930)
Long-term capital lease obligations	$12,394

Passionate Pet, Inc.
Notes to Consolidated Financial Statements

We also lease our office space and facility in Irvine California under a non-cancelable 10-year operating lease expiring October 31, 2019. The lease provides for increases in future minimum annual rental payments based on defined annual increases beginning with monthly payments of $12,389 and culminating in a monthly payment of $35,397 in 2019. The Company is also obligated for related occupancy costs including property taxes, insurance and maintenance. The lease contains provisions for future rent increases, rent free periods, and periods in which rent payments were reduced (abated). The total amount of rental payments due over the lease term is being charged to rent expense according to the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to “Deferred rent obligation,” in the accompanying Balance Sheets.

 Future minimum lease payments required under operating leases are as follows:

Year Ending
September 30,	Amount
2011	$313,499
2012	341,463
2013	355,622
2014	369,781
2015	370,960
Thereafter	1,645,017
$3,396,342

Rent expense was $447,381 and $56,282 for the years ended September 30, 2010 and 2009, respectively.

Note 12 – Subsequent Events

On December 2, 2010 the Company received a short term, unsecured, bridge loan of $100,000, bearing interest at 8%.

In accordance with ASC 855-10, all subsequent events have been reported through the filing date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Irvine, California, on this 8th, day of December, 2010.

Passionate Pet, Inc.

By: /s/ John Dunn
John Dunn
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Dunn	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2010
John Dunn	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock exchange agreement, September 30, 2010
3.1	Articles of incorporation
3.2	Bylaws
3.3	Certificate of designation
5.1	Legal Opinion of Gilbert Carreon, Attorney, December 7, 2010
10.1	Lease agreement
21	List of Subsidiaries
23.1	Consent of M & K CPAS, PLLC, December 7, 2010